Exhibit B-75


                     ARTICLES OF INCORPORATION

                                OF

               R. S. ANDREWS OF GRAND PRAIRIE, INC.


     Article 1. Name. The name of the Corporation is R. S. Andrews of Grand Prairie, Inc.

     Article 2. State of Organization. The Corporation is organized pursuant to the provisions of the Georgia Business
Corporation Code (the "Code").

     Article 3. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is not more than 10,000 shares of capital stock, all of which shall be designated "Common Stock." The shares of Common Stock shall have unlimited voting rights and shall be entitled to receive all of the net assets of the Corporation upon liquidation or dissolution.

     Article 4. Registered Office and Registered Agent. The initial registered office of the Corporation shall be at Chorey, Taylor & Feil, A Professional Corporation, 3399 Peachtree Road, N.E., Suite 1700, The Lenox Building, Atlanta, Fulton County, Georgia 30326. The initial registered agent of the Corporation at such address shall be David A. Flanigan, Jr.

     Article 5. Principal Office. The initial principal office of the Corporation shall be at 3510 Dekalb Technology Parkway,
Atlanta, Georgia 30340.

     Article 6. Initial Directors. The initial Board of Directors shall consist of one (1) member.

     Article 7. Director's Liability. No director shall have any liability to the Corporation or to its shareholders for monetary damages for any action taken, or for any failure to take any action, as a director, occurring on or subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, of any business opportunity of the Corporation; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) the types of liability set forth in Section 14-2-832 of the Code; or (d) any transaction from which the director received an improper personal benefit.

     Article 8. Indemnification. Each person who is or was a director or officer of the Corporation, and each person who is or was a director or officer of the Corporation who at the request of the Corporation is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Corporation against those expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Corporation under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Corporation or of such other enterprises. Notwithstanding anything contained herein to the contrary, this Article is intended to provide indemnification to each director and officer of the Corporation to the fullest extent authorized by the Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than said statute permitted the Corporation to provide prior thereto).

     Article 9. Incorporator. The name and the address of the Incorporator is David A. Flanigan, Jr., Chorey, Taylor & Feil, A
Professional Corporation, 3399 Peachtree Road, N.E., Suite 1700,
The Lenox Building, Atlanta, Georgia 30326.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

               /s/David A. Flanigan, Jr.
               David A. Flanigan, Jr., Incorporator

                      ARTICLES OF DISSOLUTION

                                OF

               R. S. ANDREWS OF GRAND PRAIRIE, INC.

                             ARTICLE I

     The name of the corporation is R. S. Andrews of Grand
Prairie, Inc. (the "Corporation")

                            ARTICLE II

     A notice of Intent to Dissolve the Corporation was filed with the Secretary of State of Georgia on December 31, 2001. The Notice of Intent to Dissolve has not been revoked.

                            ARTICLE III

     All known debts, liabilities and obligations of the Corporation have been paid and discharged or adequate provision has been made therefore.

                            ARTICLE IV

     All remaining property and assets of the Corporation have been distributed to its shareholders or adequate provision has been made therefore or such property and assets have been deposited with the Department of Administrative Services as provided in Section 14-2-1440 of the Georgia Business Corporation Code.

                             ARTICLE V

     There are no actions pending against the Corporation in any court or adequate provision has been made for the satisfaction of any judgment, order or decree which may be entered against the Corporation in any pending action.

     IN WITNESS WHEREOF, the undersigned authorized officer has executed these Articles of Dissolution this 31 day of December, 2001.

                              R.S. ANDREWS OF GRAND PRAIRIE, INC.

                              /s/Frank M. Chamberlain
                              Frank M. Chamberlain
                              Chief Executive Officer

                   NOTICE OF INTENT TO DISSOLVE

               R. S. ANDREWS OF GRAND PRAIRIE, INC.



To the Secretary of State
of the State of Georgia

     Pursuant to Section 14-2-1403 of the Georgia Business
Corporation Code the "Code"), the undersigned corporation submits the following Notice of Intent to Dissolve:

                                1.

     The name of the corporation is R. S. Andrews of Grand
Prairie, Inc. (the "Corporation").

                                2.

     The dissolution was authorized on December 29, 2001, to be effective upon filing.

                                3.

     Dissolution was duly approved by the shareholders in accordance with Section 14-2-1402 of the Code by shareholder written consent dated December 29, 2001.

                                4.

     A request for publication of notice of intent to voluntarily dissolve the Corporation and payment therefore will be made as required by Section 14-2-1403 of the Code.

     IN W1TNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Notice of Intent to Dissolve on this 31 day of December, 2001.

                    R. S. ANDREWS OF GRAND PRAIRIE, INC.

                    /s/Frank M. Chamberlain
                    Frank M. Chamberlain, Chief Executive Officer